Exhibit 99.2

ASCENDIA BRANDS, INC. RECEIVES NOTICE OF NON-COMPLIANCE WITH
CONTINUED LISTING STANDARDS

Hamilton, NJ - October 19, 2007 -- Ascendia Brands, Inc. announced that it has received notification from the American Stock Exchange that it is not in compliance with the Exchange’s continued listing standards, including specifically, Sections 134 and 1101 of the Amex Company Guide, because of its failure to file its Quarterly Report on Form 10-Q for the fiscal quarter ended August 25, 2007 in a timely manner. The Exchange has requested that the Company submit to the Exchange, not later than November 19, 2007, a plan of the steps the Company intends to take to regain compliance with the continued listing standards. The Company is required to regain compliance not later than January 18, 2008.

The Company has previously announced that it was unable to file its Quarterly Report on Form 10-Q by the specified date. The Company currently anticipates filing its Quarterly Report on Form 10-Q for the fiscal quarter ended August 25, 2007 not later than October 26, 2007.

About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon™* and the healing garden® brands. The Company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

*Calgon is a licensed trademark.

Investor Relations Contact:

John G. Nesbett

IMS, Inc.

(203) 972-9200

jnesbett@institutionalms.com